Exhibit 3.2

AMENDMENT NO. 3 TO
 SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN MIDSTREAM GP, LLC

This Amendment No. 3 (this “Amendment”) to Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (the “Company”), dated as of April 15, 2013, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of the Company adopted effective as of February 5, 2014 and Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of the Company adopted effective as of August 7, 2015 (collectively, the “LLC Agreement”), is hereby adopted, executed and agreed to by the Company as of November 3, 2015. Capitalized terms used but not defined herein shall have the meaning given to such terms in the LLC Agreement.

WHEREAS, Section 14.5 of the LLC Agreement provides that the LLC Agreement may be amended or restated only by a written instrument approved by the Board of Directors of the Company (the “Board”);

WHEREAS, the Board desires to amend and restate Section 6.6 of the LLC Agreement in its entirety.

WHEREAS, pursuant to Section 14.5 of the LLC Agreement, the Board has approved this Amendment and authorized and instructed officers of the Company to execute and deliver this Amendment.

NOW THEREFORE, the Company agrees as follows:

Section 1.     Effective as of the date hereof, Section 6.6 of the LLC Agreement is hereby amended and restated in its entirety as follows:

SECTION 6.6 Action By Consent of Board or Committee of Board.
To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a written consent with respect to any action taken in lieu of a meeting is signed by at least as many members of the Board or the committee thereof as would have been required to take such action at a meeting of the Board or such committee at which all members of the Board or such committee are present.

Section 2.     Except as hereby amended, the LLC Agreement shall remain unchanged and unmodified and in full force and effect.

Section 3.     This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4.    Whenever possible, each provision or portion of any provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[Signature page follows]

Exhibit 3.2

IN WITNESS WHEREOF, the Secretary of the Company has executed this Amendment as of November 3, 2015.

AMERICAN MIDSTREAM GP, LLC

By:	/s/ William B. Mathews
Name:	William B. Mathews
Title:	Senior Vice President and Chief Legal Officer, General Counsel and Secretary

Signature Page to Amendment No. 3